EXHIBIT 10.1

COMPANY:  Global Marine Inc. (the "Company")

ITEM:     Resolutions of the Board of Directors

SUBJECT:  Director Compensation

DATE:     August 5, 1997


          RESOLVED that the resolutions of this Board of Directors adopted on August 3, 1994, relating to directors fees and expense reimbursement be, and they hereby are, superseded in their entirety, and that the following resolutions be, and they hereby are, effective in their stead; and it was further

          RESOLVED that the fees payable to directors of the Company who are not officers or employees of the Company be, and they hereby are, $7,000 per quarter (payable with respect to each calendar quarter on the date of the regular meeting of the Board of Directors during such calendar quarter), plus $1,000 for participation in each regular meeting of the Board of Directors, whether in person or by telephone, $1,000 for attendance at each of the Company s annual management conferences, $1,500 for attendance at each special meeting of the Board of Directors, $1,000 for participation by telephone in each special meeting of the Board of Directors, and $500 for participation in each meeting of any Committee of the Board of Directors, whether in person or by telephone; and it was further

          RESOLVED that each director shall be reimbursed for all expenses incurred by such director in attending each annual management conference and each meeting of the Board of Directors of the Company including regular meetings, special meetings and meetings of any Committee of the Board of Directors, and that payment of such expenses shall be made upon receipt by the Company of an invoice or expense account covering such expenses.